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                                                                       EXHIBIT 5

[KILPATRICK STOCKTON LLP LOGO]                    Suite 2800  1100 Peachtree St.
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                                                      www.KilpatrickStockton.com

October 7, 2005

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Exide Technologies, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to an aggregate of 3,125,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, issuable by the Company in accordance with the 2004 Stock Incentive Plan (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission's Regulation S-K.

         As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and reported judicial decisions thereunder, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon grant or exercise of awards, or to be purchased, under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

                                             Yours truly,

                                             KILPATRICK STOCKTON LLP


                                             By:      /s/ David M.Eaton
                                                      --------------------------
                                                      David M. Eaton, Counsel